Exhibit 99.1

Keryx Biopharmaceuticals, Inc. Initiates Phase 3 Registration Trial of KRX-0401 (Perifosine) for Treatment of Patients with Advanced Multiple Myeloma

Trial conducted pursuant to Special Protocol Assessment with the Food and Drug Administration

NEW YORK, December 16, 2009 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. announced today the initiation of a Phase 3 registration clinical trial for KRX-0401 (perifosine), the Company's PI3K/Akt pathway inhibitor, in relapsed / refractory multiple myeloma patients.

The trial, entitled, "A Phase 3 Randomized Study to Assess the Efficacy and Safety of Perifosine Added to the Combination of Bortezomib (Velcade®) and Dexamethasone in Multiple Myeloma Patients Previously Treated with Bortezomib" is a double-blind, placebo-controlled trial comparing the efficacy and safety of perifosine vs. placebo when combined with bortezomib (Velcade®) and dexamethasone. The trial will enroll approximately 400 patients with relapsed or relapsed / refractory multiple myeloma. The primary endpoint is progression-free survival and secondary endpoints include overall response rate, overall survival and safety. This trial is being conducted pursuant to a Special Protocol Assessment (SPA) with the Food and Drug Administration (FDA).  Additionally, the FDA has granted perifosine Orphan Drug and Fast Track designations in this indication.

The Phase 3 trial is being led by the Principal Investigator, Dr. Paul Richardson, Clinical Director of the Jerome Lipper Multiple Myeloma Center, at Dana-Farber Cancer Institute (DFCI) in Boston, MA and Dr. Kenneth C, Anderson, Chief, Division of Hematologic Neoplasia at DFCI.  An estimated 40 to 50 centers throughout the United States and select centers outside of the United States will be participating in this Phase 3 trial.

Dr. Richardson’s clinical research focuses on studying novel therapies for multiple myeloma.  He was the lead investigator of the SUMMIT and APEX clinical trials that led to the FDA approval of bortezomib (Velcade®) for the treatment of multiple myeloma.  More recently, he served as clinical trials core chair of the Multiple Myeloma Research Consortium, completing 5 years of service in the role this year. Dr. Anderson serves as Chair of the NCCN Multiple Myeloma Clinical Practice Guidelines Committee and chairs the scientific advisory board for the Multiple Myeloma Research Foundation.  In addition to playing an integral role in the development and approval of bortezomib, Drs. Richardson and Anderson led both preclinical and early phase clinical trials for the immunomodulatory drug lenalidomide (Revlimid®), leading to its FDA approval in 2007 .

Ron Bentsur, Chief Executive Officer of Keryx, commented, "We are very excited to be initiating the first pivotal program, under an SPA, for perifosine, a novel, oral inhibitor of a critical target in cancer development and progression.  This study initiation represents a major milestone for the Company and demonstrates the capabilities of our internal clinical team.”  Mr. Bentsur added, “We would like to thank Dr. Richardson, Dr. Anderson and the other clinical investigators involved for their dedication to the perifosine multiple myeloma development program.”

Dr. Richardson stated, "Despite recent advances, multiple myeloma remains a devastating and challenging disease for which we believe combination treatment will be beneficial to the majority of patients.  We are very encouraged by the perifosine + bortezomib combination in regards to overall response rate, progression-free survival and overall survival data observed to date.  If the results from this Phase 3 study prove positive, we believe that this orally administered novel agent could make an important difference for patients with advanced multiple myeloma.”

Dr. Ken Anderson commented, “We are very excited to be leading this pivotal program alongside our multiple myeloma colleagues nationwide.  Based on the synergies observed in preclinical models, and most importantly, the clinical data generated in the Phase 1/2 study, we believe the combination of perifosine with bortezomib can significantly improve patient outcomes in this disease.”

KRX-0401 (perifosine) is in-licensed by Keryx from Aeterna Zentaris Inc. in the United States, Canada and Mexico.  In addition to multiple myeloma, other clinical development efforts with perifosine are focused in the areas of colorectal cancer, renal cell carcinoma and other tumor types.

About the Phase 3 Trial Design

The Phase 3 trial is a randomized (1:1), double-blind trial comparing the efficacy and safety of KRX-0401 (perifosine) to placebo when combined with bortezomib and dexamethasone in approximately 400 patients with relapsed or relapsed / refractory multiple myeloma. Patients will be randomized to bortezomib at 1.3 mg/m2 days 1, 4, 8 and 11 every 21 days in combination with dexamethasone 20 mg on the day of and day after bortezomib treatment, and either perifosine 50 mg daily or placebo.  The Phase 3 trial design is based on positive data reported from the Phase 1/2 trial which was recently reported at the 51st American Society of Hematology meeting.  Patients eligible for the Phase 3 trial must have been previously treated with both bortezomib (VELCADE® ) and an immunomodulatory agent (REVLIMID® and/or THALIDOMID® ), and been previously treated with one to four prior lines of therapy. The primary endpoint is progression-free survival and secondary endpoints include overall response rate, overall survival and safety.  Patients can be relapsed from and refractory to all non-bortezomib based therapies, however, patients can only be relapsed (progressed > 60 days after discontinuing therapy) from prior bortezomib-based therapies.  The study is powered at 90% to demonstrate the required difference in progression-free survival between the two arms.  Approximately 265 events (defined as disease progression or death) will trigger the un-blinding of the data.

The Company expects a patient recruitment period of approximately 16-18 months, with study completion within approximately 20-22 months from today.

The trial is being conducted under a Special Protocol Assessment with the FDA.

About Multiple Myeloma

Multiple myeloma, a cancer of the plasma cell, is an incurable but treatable disease. Multiple myeloma is the second most-common hematologic cancer, representing 1% of all cancer diagnoses and 2% of all cancer deaths. According to the American Cancer Society, in 2009 there will be an estimated 20,580 new cases of multiple myeloma and an estimated 10,500 deaths from multiple myeloma in the United States. To date, several FDA approved therapies exist for the treatment of multiple myeloma. Despite this progress, patients continue to relapse, become refractory to prior treatments and eventually die from their disease. Thus, new therapies are needed to treat these patients and extend their survival.

About Special Protocol Assessments

The Special Protocol Assessment (SPA) process is a procedure by which the FDA provides official evaluation and written guidance on the design and size of proposed protocols that are intended to form the basis for a new drug application.

Final marketing approval depends on the results of efficacy, the adverse event profile and an evaluation of the benefit/risk of treatment demonstrated in the Phase 3 trial. The SPA agreement may only be changed through a written agreement between the sponsor and the FDA, or if the FDA becomes aware of a substantial scientific issue essential to product efficacy or safety. For more information on Special Protocol Assessment, please visit: http://www.fda.gov/downloads/Drugs/GuidanceComplianceRegulatoryInformation/Gui dances/ucm080571.pdf

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of life-threatening diseases, including cancer and renal disease. Keryx is developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that inhibits the phosphoinositide 3-kinase (PI3K)/Akt pathway, a key signaling cascade that has been shown to induce cell growth and cell transformation. KRX-0401 has demonstrated both safety and clinical efficacy in several tumor types, both as a single agent and in combination with novel therapies. KRX-0401 also modulates a number of other key signal transduction pathways, including the JNK pathway, which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 is currently in a Phase 3 trial, under Special Protocol Assessment (SPA), in multiple myeloma, and in Phase 2 clinical development for several other tumor types. Keryx is also developing Zerenex(TM) (ferric citrate), an oral, iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. Zerenex has recently completed a Phase 2 clinical program as a treatment for hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease, and Keryx is in the process of finalizing the U.S. Phase 3 program for Zerenex in consultation with the FDA. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical trials and business prospects for KRX-0401 (perifosine), may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete clinical trials for KRX-0401; the risk that the data (both safety and efficacy) from the Phase 3 trial will not coincide with the data analyses from the Phase 1 / 2 clinical trial previously reported by the Company; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website and the FDA website is not incorporated by reference into this press release and is included for reference purposes only.